EXHIBIT 23.1

The Board of Directors
Advanced Technical Products, Inc.

We consent to incorporation by reference in the registration statement (No. 33-19759) on Form S-8 of Lunn Industries, Inc. of our report dated march 20, 1998, except as to Note B, which is as of March 31, 1998, relating to the consolidated balance sheet of Advanced Technical Products, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of income and cash flows for the year then ended, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of Advanced Technical Products, Inc.

                                                  KPMG Peat Marwick LLP

Atlanta, Georgia
March 31, 1998